Exhibit 5.1

THOMAS, RONDEAU LLP
Business Lawyers*

Suite 300 – 576 Seymour Street	Telephone:	(604) 688-6775
Vancouver, British Columbia	Facsimile:	(604)688-6995
Canada V6B 3K1	E-Mail: drondeau@thomasrondeau.com

December 19, 2011

The Board of Directors of
Western Wind Energy Corp.
Suite 1328 – 885 West Georgia Street
Vancouver, BC V6C 3E8

Dear Sirs:

Re:	Western Wind Energy Corp. (the “Company”)
Form S-8 Registration Statement (the “Registration Statement”) under the United States Securities Act of 1933, as amended

As legal counsel to the Company we have been requested to provide this legal opinion in connection with the Registration Statement being filed by the Company with the United States Securities and Exchange Commission. The opinion relates to the registration, under the Securities Act of 1933, as amended, of an aggregate of 11,871,107 common shares of the Company which may be issued upon the due and valid exercise of up to 11,871,107 stock options that the Company is entitled to grant to Eligible Optionees (as defined in the 2011 SOP) pursuant to the Company’s stock option plan (the “2011 SOP”). The 2011 SOP was approved by the shareholders of the Company at the Company’s annual and general meeting of shareholders (the “2011 AGM”) held on June 29, 2011.

In connection with rendering this opinion we have reviewed, among other things, the 2011 SOP and examined, among other things, the Company’s minute book, including the minutes of the 2011 AGM (collectively, the “Documents”), to the extent we have considered necessary to prepare our opinion.

We are solicitors qualified to carry on the practice of law in the Province of British Columbia. The opinion hereinafter expressed is based on legislation and regulations in effect on the date hereof. We have not made an independent examination of the laws of any jurisdiction other than the Province of British Columbia and in this letter we do not express or imply any opinion in respect of the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein. Our opinion is subject to and includes the qualifications noted below.

We have examined originals or copies, certified or identified to our satisfaction, of the Documents and of such corporate records of the Company, certificates of public officials, officers of the Company and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or as photocopies.

Our opinion is subject to and includes the following qualifications and assumptions:

(a)

When the existence or absence of facts or circumstances is qualified by the phrase “to the best of our knowledge” or the phrase “of which we have knowledge”, it is intended to indicate that during the course of our representation of the Company no information has come to our attention which would give us actual knowledge of the existence or absence of such facts or circumstances; however, other than the review of the Documents and other items listed in this letter, we have not undertaken any special or independent investigation to determine the existence or absence of such facts or circumstances, and no inference as to our knowledge of the existence or absence of such facts or circumstances should be drawn merely from our representation of the Company in this transaction.

*A LIMITED LIABILITY PARTNERSHIP

Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

1.	the Company may grant up to 11,871,107 stock options pursuant to the 2011 SOP; and

2.

upon the proper notice of exercise and payment of the exercise price for any such number of granted stock options that may be exercised by the Eligible Optionee, the Company will allot and validly issue, as fully paid and non-assessable, such number of common shares of the Company as are equal to the number of stock options that have been validly exercised and fully paid for by the Eligible Optionee.

This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which may come or be brought to our attention.

We hereby consent to the inclusion of our opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

“Thomas, Rondeau LLP”